Corporate Advisory Consulting Agreement

This Corporate Advisory Consulting Agreement (this “Agreement”), is made as of August 30, 2017, between Save Foods, Inc., a Delaware corporation, having its principal place of business located at C.O: Earthbound LLC, 156 Fifth Avenue, Floor 10, New York, NY 10010-7751156 USA (the “Company”) and Goldmed Ltd. an cornpany organized under the laws of the state of Israel, under the control of Prof. Benad Goldwassr (the “Consultant”), the Company and the Consultant are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

RECITALS:

A. The Consultant has the professional expertise and is experienced in managing companies and has agreed to the Company’s request to serve as the Company active chairman (“the Services”).

B. The Consultant will be providing services, within his field of expertise, to the Company commencing on May 1, 2018.

C. The Company desires to engage the Consultant as an independent contractor for the Services, set forth in Section 1 below; and

D. The Parties agree that this Agreement reflects the entire understanding and agreement between the Parties on the subject matter herein contained.

NOW, THEREFORE, in consideration of the premises and promises, warranties and representations Herein contained, it is agreed as follows:

1. Services: The Consultant will provide the Company the Service solely by Prof. Benad Goldwasser, who will serve as the active Chairman of the Company.

2. Compensation:

(i) In consideration for this Services, the Company shall pay the Consultant US$5,000 per month. Until the Company will raise at least SIMM the Consultant will be paid in cash only $3,000 monthly, and the balance of $2,000 will be accrued as debt of the company to the Consultant, which will be paid out to the $1MM funding.

(ii) After the Company will raise additional $1MM (altogether $2MM) the Consultant compensation will be increased to $ 10,000 per month.

(iii) In addition, for its services as director in the Pimi Agro Cleantech LTD., a subsidiary of the Company, the Company will issue to Prof. Goldwasser under its ESOP 1,500,000 warrants to purchase shares of Common Stock of the Company at an exercise price of 2 cents (“The Warrants”). The Warrants will be vested on a period of 36 months every 3 months. If the company will terminate the agreement with the Consultant, prior to the end of the vesting period, for no cause, Prof. Goldwasser will be entitled to acceleration of all the Warrants which have not been vested.

3. Term: This Agreement shall survive for at least 12 months and could be terminated thereafter (after 31.5.2018) by each party be giving upon 90 days advanced notice.

4. Independent Contractor: The Consultant understands and acknowledges that since the Consultant is an independent contractor of but is not an employee of the Company. As a result, the Company will not withhold income taxes or pay any employee taxes on its behalf, nor will the Consultant receive any benefits of an employee. The Consultant does hereby indemnify and hold harmless the Company from and against any and all claims, liabilities, demands, losses or expenses incurred by the Company if the Consultant fails to pay any applicable income and/or employment taxes (including interest or penalties of whatever nature), in any amount, relating to the Consultant’s past Services to the Company, including any attorney’s fees or costs to the prevailing party to enforce this indemnity;

5. Representations and Warranties: For the purposes of this Agreement, the Consultant represents and warrants as follows:

(i) The Consultant is duly organized and validly existing under the laws of it state of organization and has full power and authority to enter into this Agreement;

(ii) All information that the Consultant has provided to the Company concerning the Consultant and the Consultant’s knowledge of matters, or, is correct and complete as of the date of this Agreement and may be relied upon by the Company;

(iii) In rendering the Services hereunder, the Consultant agrees to comply with all applicable federal and state securities laws, the rules and regulations thereunder, the rules and regulations of the SEC and of any exchange or quotation service on which the Company’s securities are listed and/or subject to quotation and the rules and regulations of the National Association of Securities Dealers, Inc.

6. No Third-Party Rights: The Parties warrant and represent that they are authorized to enter this Agreement and that no third parties, other than the Parties hereto, have any interest in any of the Services contemplated hereby.

7. Governing Law/Arbitration: This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising under or related to this Agreement or the construction or application of this Agreement, any claim arising out of this Agreement or its breach, shall be submitted to arbitration in New York County, State of New York, before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, upon the written request of one Party after service of that request on the other Party. The cost of arbitration shall be borne by the losing Party. The arbitrator is also authorized to award reasonable attorney’s fees to the prevailing Party.

2

8. Validity: If any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect Arbitration Association, upon the written request of one Party after service of that request on the other Party. The cost of arbitration shall be borne by the losing Party. The arbitrator is also authorized to award reasonable attorney’s fees to the prevailing Party.

8. Validity: If any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity enforceability of any other paragraph, sentence, term and provision hereof. To the extent required, any paragraph, sentence, term or provision of this Agreement may be modified by the parties hereto by written amendment to preserve its validity.

9. Entire Agreement: This Agreement contains the entire understanding of the Parties on the subject matter hereof and cannot be altered or amended except by an amendment duly executed by all Parties hereto. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and personal representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

Save Foods, Inc.		Consultant

/s/ Nimrod Ben Yehuda		/s/ Benad Goldwasser
Name:	Nimrod Ben Yehuda	Name:	Benad Goldwasser
Title:	CEO

3